EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Long Term Incentive Plan and Employee Stock Purchase Plan of Helix Energy Solutions Group, Inc. of our reports dated February 24, 2012, with respect to the consolidated financial statements of Helix Energy Solutions Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Helix Energy Solutions Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission

/s/ Ernst & Young LLP

Houston, Texas
August 24, 2012